Exhibit 99.1

ObsEva Announces Update Towards its Strategic Reorganization to Consolidate Operations in Switzerland

Ad hoc announcement pursuant to Art. 53 LR of the SIX Swiss Exchange

GENEVA, Switzerland – March 13, 2023 – ObsEva SA (NASDAQ: OBSV; SIX: OBSN), a biopharmaceutical company developing and commercializing novel therapies for women’s health, today announced that Ernest Loumaye, MD, PhD, co-founder and member of the Board of Directors has been appointed as Interim Chairman following the resignation of Annette Clancy. It is expected that Dr. Loumaye will serve in this position until the 2023 Annual General Meeting of Shareholders, at which time he will be nominated for this position for the upcoming year.

Additionally, the Company announced the appointment of Fabien de Ladonchamps as Chief Executive Officer of the company effective on or about May 1st, 2023. Mr. de Ladonchamps is a biotech executive with 25 years of experience in finance and administrative roles, primarily with Swiss biotech companies. He was a member of ObsEva’s Executive Committee from October 2013 to July 2022, during which he had held the roles of Chief Administrative Officer and Interim Chief Financial Officer. He also served as the sole finance and accounting officer for the Company for a total of four years during which over $110 Million in equity proceeds were raised through private and public financings. Mr. de Ladonchamps was instrumental in the Company’s listings on both Nasdaq in 2017 and the Swiss Exchange in 2018. Prior to joining ObsEva, Mr. de Ladonchamps held a variety of management roles at Addex Therapeutics, from 2008 to 2013. Mr. de Ladonchamps holds a degree in Finance and Accounting from the Lyon III University in Lyon, France. The Company’s Interim Chief Executive Officer, Will Brown, will serve in that position until Mr. Ladonchamps’ effective date of service on May 1, 2023.

“The Board of Directors joins me in extending our gratitude and appreciation to Annette for her nearly 10 years of dedicated service to ObsEva,” said Ernest Loumaye, Interim Board Chairman. Dr. Loumaye continued, “Additionally, I am very pleased to have Fabien taking over the Chief Executive Officer responsibility as we regroup in Switzerland. Fabien’s excellent financial and strategic expertise will serve ObsEva well”.

About ObsEva

ObsEva is a biopharmaceutical company developing novel therapies to improve women’s reproductive health and pregnancy. ObsEva has established a development program focused on improving in vitro fertilization success rates. ObsEva is listed on the Nasdaq Capital Market and is traded under the ticker symbol “OBSV” and on the SIX Swiss Exchange where it is traded under the ticker symbol “OBSN”. For more information, please visit www.ObsEva.com

Cautionary Note Regarding Forward Looking Statements of ObsEva SA

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “believe”, “expect”, “may”, “plan”, “potential”, “will”, and similar expressions, and are based on ObsEva’s current beliefs and expectations. These forward-looking statements include, without limitation, statements regarding expectations with respect to transitions in management, including with respect to the timing of the new Chief Executive Officer appointment. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements. Risks and uncertainties that may cause actual results to differ materially include, without limitation, risks and uncertainties related to ObsEva’s ability to recognize the anticipated benefits of the reorganization, which may be affected by, among other things, the ability of ObsEva to maintain relationships with its partners and attract and retain management and key employees; uncertainties in the effect of the delisting from Nasdaq for ObsEva’s securities; the ability of ObsEva to maintain its SIX listing; the expenses and time that a delisting from Nasdaq and deregistration from the SEC may require; inherent risks and uncertainties associated with the conduct of clinical trials and clinical development, including the risk that the results of earlier clinical trials may not be predictive of the results of later stage clinical trials; ObsEva’s reliance on third parties over which it may not always have full control, and the capabilities of such third parties; the impact of the ongoing novel coronavirus outbreak and other economic or geopolitical events; and other risks and uncertainties that are described in the Risk Factors section of ObsEva’s Annual Report on Form 20-F for the year ended December 31, 2021 filed with the SEC on March 10, 2022, in the Reports on Form 6-K filed with the SEC on May 17, 2022, August 17, 2022 and December 1, 2022 and other filings ObsEva makes with the SEC. These documents are available on the Investors page of ObsEva’s website at http://www.ObsEva.com. Any forward-looking statements speak only as of the date of this press release and are based on information available to ObsEva as of the date of this release, and ObsEva assumes no obligation to, and does not intend to, update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact:

CEO Office contact

Shauna Dillon

shauna.dillon@obseva.ch

+41 22 552 1550

Investor Contact

Will Brown

will.brown@obseva.com

+1 (334) 313-2319

###